Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of 36Kr Holdings Inc. of our report dated June 28, 2019, except for the effects of the reorganization, as it relates to the transfer of the 36Kr Business by Beijing Duoke to 36Kr Holdings Inc. as described in Note 1, as to which the date is August 14, 2019 relating to the financial statements of 36Kr Holdings Inc., which appears in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Zhong Tian LLP

PricewaterhouseCoopers Zhong Tian LLP

Beijing, the People’s Republic of China

September 30, 2019